EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

NATIONAL GENERAL HOLDINGS CORP.,
as Buyer,

and

KINGSWAY AMERICA INC. and MENDOTA INSURANCE COMPANY,
as Sellers

Dated April 1, 2015

TABLE OF CONTENTS

Page

ARTICLE 1	PURCHASE AND SALE OF COMPANY SECURITIES
1.1	Basic Transaction......................................................................................................	1
1.2	Purchase Price...........................................................................................................	1
1.3	Estimated Cash Payment..........................................................................................	1
1.4	Payments....................................................................................................................	2
1.5	Final Cash Payment Determination..........................................................................	2
1.6	Calculations..............................................................................................................	3
1.7	Closing......................................................................................................................	3
1.8	Earnout......................................................................................................................	3

ARTICLE 2	REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION
2.1	Representations and Warranties of Sellers................................................................	5
2.2	Representations and Warranties of Buyer.................................................................	7

ARTICLE 3	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

3.1	Organization, Qualification and Power.....................................................................	9
3.2	Capitalization and Subsidiaries.................................................................................	9
3.3	Non-Contravention...................................................................................................	10
3.4	Brokers' Fees.............................................................................................................	10
3.5	Assets........................................................................................................................	10
3.6	Financial Statements.................................................................................................	11
3.7	Absence of Changes.................................................................................................	11
3.8	Real Property............................................................................................................	12
3.9	Legal Compliance.....................................................................................................	13
3.10	Tax Matters...............................................................................................................	13
3.11	Environment, Health and Safety...............................................................................	14
3.12	Intellectual Property..................................................................................................	14
3.13	Contracts...................................................................................................................	15
3.14	Employees.................................................................................................................	17
3.15	Employee Benefits....................................................................................................	17
3.16	Licenses and Permits................................................................................................	19
3.17	Insurance...................................................................................................................	19
3.18	Litigation...................................................................................................................	19
3.19	Buyout Companies and Servicing Carriers...............................................................	20
3.20	Managing General Agency and Third Party Claims Administrator Appointments..	20
3.21	No Unlawful Payments.............................................................................................	20
3.22	Investigation; No Other Representations or Warranties...........................................	20

ARTICLE 4	POST-CLOSING COVENANTS
4.1	General......................................................................................................................	21
4.2	Access to Books and Records...................................................................................	21
4.3	Litigation Support.....................................................................................................	21

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TABLE OF CONTENTS
(continued)
Page

4.4	Transition..................................................................................................................	21
4.5	Non-Competition; Non-Solicitation.........................................................................	21
4.6	Certain Employee Matters........................................................................................	22
4.7	Tax Matters...............................................................................................................	24
4.8	Confidentiality..........................................................................................................	29
4.9	Collection of Closing Service Fee Receivables........................................................	29

ARTICLE 5	DELIVERIES AT CLOSING
5.1	Closing Deliveries of Sellers....................................................................................	29
5.2	Closing Deliveries of Buyer......................................................................................	30

ARTICLE 6	SURVIVAL AND INDEMNIFICATION
6.1	Survival.....................................................................................................................	31
6.2	Indemnification by Sellers........................................................................................	31
6.3	Indemnification by Buyer.........................................................................................	31
6.4	Limitations and Qualifications.................................................................................	31
6.5	Notification of Claims..............................................................................................	33
6.6	Third Party Remedies...............................................................................................	35
6.7	Exclusive Remedy....................................................................................................	35
6.8	Limitations on Liability............................................................................................	35
6.9	Other Indemnification Matters.................................................................................	35

ARTICLE 7	DEFINITIONS

ARTICLE 8	MISCELLANEOUS
8.1	No Third-Party Beneficiaries....................................................................................	44
8.2	Entire Agreement......................................................................................................	44
8.3	Succession and Assignment......................................................................................	44
8.4	Press Releases and Public Announcements..............................................................	45
8.5	Specific Performance................................................................................................	45
8.6	Counterparts..............................................................................................................	45
8.7	Headings...................................................................................................................	45
8.8	Notices......................................................................................................................	45
8.9	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL..................................	46
8.10	Amendments and Waivers........................................................................................	46
8.11	Severability...............................................................................................................	47
8.12	Expenses...................................................................................................................	47
8.13	Construction..............................................................................................................	47
8.14	Incorporation of Exhibits and Schedules..................................................................	47

ii

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 1, 2015, by and between National General Holdings Corp., a Delaware corporation (“Buyer”), Kingsway America Inc., a Delaware corporation (“KAI”), and Mendota Insurance Company, a Minnesota corporation (“Mendota” and, together with KAI, the “Sellers”). Buyer and Sellers are referred to collectively herein as the “Parties” and each individually as a “Party”.
WHEREAS, Sellers collectively own all of the issued and outstanding capital stock of Assigned Risk Solutions Ltd., a New Jersey corporation (the “Company”); and
WHEREAS, Sellers desire to sell to Buyer all of the issued and outstanding capital stock of the Company (the “Company Securities”), and Buyer desires to purchase from Sellers the Company Securities, upon the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, mutual promises, representations, warranties and covenants herein, and subject to the terms and conditions herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF COMPANY SECURITIES
1.1    Basic Transaction. In accordance with the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens (other than restrictions on transferability of the Company Securities imposed by applicable Law, and subject to any Liens caused by Buyer or any of its Affiliates), all right, title and interest in and to all of the Company Securities.
1.2    Purchase Price. The purchase price for the Company Securities shall consist of an amount in cash (the “Cash Payment”) equal to (a) $47,000,000 (the “Base Purchase Price”), minus (b) the Debt Amount, minus (c) the Transaction Expenses Amount, minus (d) the Working Capital Deficit (if any), plus (e) the Working Capital Surplus (if any), plus (f) the A/R Adjustment (if any). In addition, the Sellers will be entitled to certain additional consideration from Buyer as and to the extent set forth in Section 1.8 (Earnout).
1.3    Estimated Cash Payment. Not less than two (2) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (i) Sellers’ reasonable estimates of the Debt Amount, Transaction Expenses Amount (including reasonable detail as to each item thereof), Working Capital Deficit (if any) and Working Capital Surplus (if any), in each case as of the Closing Date, but not the A/R Adjustment and (ii) based on such estimates, Sellers’ calculation of the Cash Payment (without taking into account the A/R Adjustment) payable at the Closing (such amount, the “Estimated Cash Payment”).

1.4    Payments.
(a)    Closing Payments. At the Closing, Buyer shall (i) pay the Estimated Cash Payment to Sellers in accordance with the ownership percentages set forth on Exhibit A hereto; and (ii) pay the Transaction Expenses Amount set forth in Sellers’ calculation of the Estimated Cash Payment pursuant to the direction of Sellers.
(b)    Post-Closing Adjustment. Within five (5) Business Days after the determination of the Cash Payment pursuant to Section 1.5, (i) if the Cash Payment exceeds the Estimated Cash Payment, then such excess shall be paid by Buyer to Sellers in cash in accordance with the ownership percentages set forth on Exhibit A or (ii) if the Estimated Cash Payment exceeds the Cash Payment, then such excess shall be paid by Sellers to Buyer in cash.
(c)    Payments. All payments made pursuant to this Section 1.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the applicable receiving party to the applicable paying party.
1.5    Final Cash Payment Determination.
(a)    Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to Sellers a statement setting forth Buyer’s calculation of the Debt Amount, Transaction Expenses Amount, Working Capital Deficit (if any), and Working Capital Surplus (if any), in each case as of the Closing Date, and the A/R Adjustment (if any) and, based on such calculations, Buyer’s calculation of the Cash Payment (such statement, the “Closing Statement”). The Closing Statement shall be accompanied by all records and work papers necessary for Sellers to compute and otherwise review the information set forth therein.
(b)    If Sellers have any objections to the Closing Statement, then, within forty-five (45) days after the date of Buyer’s delivery of the Closing Statement to Sellers, Sellers shall deliver to Buyer a written statement (the “Objections Statement”) describing in reasonable detail Sellers’ objections to the Closing Statement delivered by Buyer, including Sellers’ calculation of the Cash Payment. If Sellers fail to deliver an Objections Statement within such forty-five (45) day period, then the Closing Statement shall be deemed to have been accepted by Sellers and shall automatically become final and binding on all Parties. If Sellers deliver an Objections Statement within such forty-five (45) day period, then Sellers and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days (or such longer period as Buyer and Sellers may agree) after Sellers have submitted the Objections Statement, any remaining matters which are in dispute will be resolved by Deloitte or, if Deloitte is unwilling or unable, by Ernst & Young or, if Ernst & Young is unwilling or unable, by accountants from one of the Reserved Accounting Firms to be chosen by random lottery conducted by a neutral third party (the accounting firm determined pursuant to this sentence, the “Accountants”). The Accountants will prepare and deliver a written report to Buyer and Sellers and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Sellers than is set forth in the Objections Statement or any more favorable to Buyer than is proposed in the Closing Statement. For the avoidance of doubt, the Accountants’ shall not make any determination with respect to any matters not subject to a dispute in the Objections Statement. The Closing Statement that is final and binding on the Parties, however determined pursuant to this Section 1.5, is referred to as the “Final Closing Statement,” and the Cash Payment shall be determined on the basis of the Debt Amount, the Transaction Expenses Amount, the Working Capital Deficit (if any), the Working Capital Surplus (if any) , and the A/R Adjustment (if any) as set forth on the Final Closing Statement.
(c)    Each Party agrees to execute, if requested by the Accountants, a reasonable engagement letter with respect to any disputed matters referred to them pursuant to Section 1.5(b) or Section 1.8(c), including customary indemnities. Buyer, on the one hand, and Sellers, on the other hand, shall each pay the percentage of the amount of the fees and expenses of the Accountants for its review and determination pursuant to Section 1.5(b) or Section 1.8(c) equal to (A) the aggregate amount of the disputed matters submitted to the Accountants that are not settled in favor of such Party (as finally determined by the Accountants), divided by (B) the aggregate amount of all disputed matters submitted to the Accountants. Such payments shall be made within ten (10) Business Days following each such final determination. If a retainer is required by the Accountants, the retainer shall be split equally between Buyer and Sellers, provided that the Party or Parties responsible for paying the fees and expenses of the Accountants pursuant to the immediately preceding sentence shall reimburse the other Party or Parties (as applicable) for the portion of the retainer paid by such other Party or Parties.
1.6    Calculations. All calculations of Working Capital and the Service Fee Receivables Balance under this Agreement, whether estimates or otherwise, shall be determined in accordance with the sample calculation of Working Capital set forth on Exhibit C attached hereto and the Accounting Principles.
1.7    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP in Chicago, Illinois, commencing at 11:00 a.m. Eastern Time on the date hereof (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date.
1.8    Earnout.
(a)    In addition to the Cash Payment, Sellers will be entitled to certain additional consideration from Buyer after the Closing pursuant to the terms and conditions of this Section 1.8.
(b)    With respect to the twelve-month period beginning on the Closing Date and each of the two succeeding twelve-month periods (each of such three twelve-month periods, an “Earnout Period”), the Sellers (taken together) shall be entitled to receive a cash payment from Buyer in an amount (such amount, an “Earnout Amount”) equal to (x) 1.25%, multiplied by (y) the sum of (A) the Company’s Written Premium for such Earnout Period and (B) the Company’s Fees for such Earnout Period; provided, however, that if at any time prior to the end of the final Earnout Period, the Company or any material portion of its assets or business is sold (whether pursuant to a merger, stock sale, sale of all or substantially all of the Company’s assets, or otherwise, and whether in a single transaction or a series of transactions) (such a sale, a “Sale of the Company”), then the total Earnout Amount payable by Buyer to Sellers in respect of all three Earnout Periods shall instead be calculated as follows:
(i)    if the Sale of the Company occurs prior to the end of the first Earnout Period, then the total Earnout Amount shall be an amount equal to (x) 1.25%, multiplied by (y) the sum of (A) the Company’s Written Premium for the period of twelve calendar months ending as of the last day of the month preceding the month in which the Sale of the Company occurs and (B) the Company’s Fees for such twelve calendar month period, multiplied by (z) three (3); or
(ii)    if the Sale of the Company occurs after the end of the first Earnout Period, but prior to the end of the second Earnout Period, then the total Earnout Amount shall be an amount equal to (x) the Earnout Amount paid or payable with respect to the first Earnout Period, plus (y) an amount equal to (A) 1.25%, multiplied by (B) the sum of (I) the Company’s Written Premium for the period of twelve calendar months ending as of the last day of the month preceding the month in which the Sale of the Company occurs and (II) the Company’s Fees for such twelve calendar month period, multiplied by (C) two (2); or
(iii)    if the Sale of the Company occurs after the end of the second Earnout Period, but prior to the end of the third Earnout Period, then the total Earnout Amount shall be an amount equal to (x) the Earnout Amounts paid or payable with respect to each of the first and second Earnout Periods, plus (y) an amount equal to (A) 1.25%, multiplied by (B) the sum of (I) the Company’s Written Premium for the period of twelve calendar months ending as of the last day of the month preceding the month in which the Sale of the Company occurs and (II) the Company’s Fees for such twelve calendar month period.
Any and all amounts payable to Sellers pursuant to clause (i), (ii) or (iii) above shall be paid at or prior to the closing of the Sale of the Company. For the avoidance of doubt, if any amount is paid to Sellers pursuant to clause (i), (ii) or (iii) above in connection with a Sale of the Company, no additional Earnout Amount shall be payable to Sellers at any time following the date of such payment.
(c)    Buyer shall deliver to Sellers within sixty (60) days after the end of each Earnout Period a worksheet setting forth Buyer’s calculation of the Earnout Amount for such Earnout Period (such worksheet, the “Earnout Statement”). The Earnout Statement shall be accompanied by all records and work papers necessary for Sellers to compute and otherwise review the information set forth therein. Sellers shall have thirty (30) days after receipt of an Earnout Statement to review such Earnout Statement delivered by Buyer. Unless Sellers deliver written notice to Buyer on or prior to the thirtieth (30th) day after Sellers’ receipt of an Earnout Statement specifying in reasonable detail Sellers’ objections to the Earnout Statement, Sellers shall be deemed to have accepted and agreed to the Earnout Amount as set forth in such Earnout Statement delivered by Buyer. If Sellers so notify Buyer of an objection to an Earnout Statement and the applicable Earnout Amount as set forth in such Earnout Statement, Sellers and Buyer shall, within thirty (30) days (or such longer period as they may agree) following such notice (the “Earnout Resolution Period”), attempt to resolve their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. At the conclusion of the Earnout Resolution Period, (i) if any amounts remain in dispute, then all amounts remaining in dispute shall be submitted to the Accountants for resolution in accordance with the procedures set forth in Section 1.5(b) mutatis mutandis, and (ii) all amounts not in dispute, if not previously paid, shall be paid as provided herein.
(d)    For purposes of this Section 1.8, (i) “Written Premium” of the Company means the amount of total private passenger and commercial assigned risk, voluntary take out and mandatory take out premium managed and administered by the Company on behalf of a servicing carrier (the “Managed Business”), plus the total amount of private passenger and commercial auto premium managed and administered by the Company on behalf of state departments of insurance, assigned risk plans and other agencies; and (ii) “Fees” means the amount of buyout fees and proceeds from the sale of take out, territorial and other credits received by such Company servicing carriers from insurance carriers with respect to the Managed Business. For illustrative purposes, attached as Exhibit B hereto is a statement of the Company’s Written Premium and Fees for the year ended December 31, 2014, and a sample calculation of the Earnout Amount that would have been payable based thereon.
(e)    Any Earnout Amount payable by Buyer to Sellers hereunder shall be paid within five (5) Business Days of the final determination of such Earnout Amount pursuant to this Section 1.8 and shall be paid by Buyer to Sellers in cash in accordance with the ownership percentages set forth in Exhibit A.
(f)    Buyer agrees that, at all times prior to April 1, 2018, except with the prior written consent of the Sellers, for so long as Buyer continues to own the Company Securities, (i) Buyer shall not direct any material portion of the business of the Company to another Subsidiary or Affiliate of Buyer, (ii) Buyer shall maintain the Company as a wholly owned direct or indirect Subsidiary of the Buyer and (iii) Buyer shall not otherwise take or omit to take any action (directly or indirectly) for the purpose of reducing the Earnout Amount.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION
2.1    Representations and Warranties of Sellers. Each Seller represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule.
(a)    Incorporation. Such Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.
(b)    Authorization of Transaction. Such Seller has legal capacity and full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Seller, and this Agreement (assuming due authorization, execution and delivery by Buyer) constitutes the valid and legally binding obligation of such Seller, enforceable against it in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, rehabilitation, reorganization, insolvency, receivership, conservatorship, liquidation, moratorium, fraudulent conveyance, or similar Laws relating to or affecting creditors’ rights generally and to the effect of general equitable principles, regardless of whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”). Upon the execution and delivery by such Seller of each Ancillary Agreement to which such Seller is a party, such Ancillary Agreement (assuming due authorization, execution and delivery by each other party to such Ancillary Agreement) will constitute its valid and legally binding obligation, enforceable against it in accordance with the terms of such Ancillary Agreement, subject to the Enforceability Exceptions. Except as may be required to comply with any applicable securities Laws, such Seller is not required to give any notice to, make any filing with, or obtain any consent, approval or authorization from any Authority in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller is a party or will be a party, and the consummation by such Seller of the transactions contemplated by, and the performance by such Seller of its obligations under, this Agreement and each Ancillary Agreement to which it is a party have been duly authorized by such Seller.
(c)    Non-Contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law to which it is subject, (ii) violate any provision of its Governing Documents, (iii) conflict with, result in a breach of, constitute a default under (or event which, with the giving of notice or lapse of time, or both, would constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which it is a party or by which it is bound or to which any of its assets are subject, except for such conflicts, breaches, defaults, accelerations, terminations, modifications or cancellations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to such Seller, or (iv) violate any right of first refusal held by any Person.
(d)    Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to Sandler O’Neill & Partners, L.P.
(e)    Company Securities. Such Seller owns the number of shares of Company Securities indicated on Exhibit A and the Sellers collectively own all of the Company Securities. Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Company Securities (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Securities. On the Closing Date, upon payment of the Estimated Cash Payment in accordance with Section 1.4, the Company Securities will be acquired by Buyer free and clear of any Liens (other than restrictions on transferability of the Company Securities imposed by applicable Law, and subject to any Liens caused by Buyer or any of its Affiliates).
(f)    Litigation. There are no Proceedings pending or, to such Seller’s knowledge, expressly threatened in writing against such Seller, at law or in equity, before or by any Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.
2.2    Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement.
(a)    Organization of Buyer. Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware.
(b)    Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer, and this Agreement (assuming due authorization, execution and delivery by each Seller) constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement, subject to the Enforceability Exceptions. Upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement (assuming due authorization, execution and delivery by each other party to such Ancillary Agreement) will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, subject to the Enforceability Exceptions. Except as may be required to comply with any applicable securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any consent, approval or authorization from any Authority in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Buyer is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party or will be a party, and the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under, this Agreement and each Ancillary Agreement have been duly authorized by Buyer.
(c)    Non-Contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law to which Buyer is subject, (ii) violate any provision of the Governing Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under (or event which, with the giving of notice or lapse of time, or both, would constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject, except for such conflicts, breaches, defaults, accelerations, terminations, modifications or cancellations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Buyer.
(d)    Brokers’ Fees. Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)    Financing. Buyer has immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of all fees and expenses payable by Buyer in connection with the transactions contemplated by this Agreement.
(f)    Investment Representation. Buyer is acquiring the Company Securities solely for its own account with the present intention of holding the Company Securities for investment purposes and not with a view to offer or sell in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer acknowledges that the Company Securities are not registered under the Securities Act or any state securities Laws, and that the Company Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
(g)    Litigation. There are no Proceedings pending or, to Buyer’s knowledge, expressly threatened in writing against Buyer, at law or in equity, before or by any Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.
(h)    Investigation; No Other Representations or Warranties. BUYER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, ANY SELLER, THE COMPANY, THE COMPANY SECURITIES, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY, THE COMPANY SECURITIES, THE BUSINESS AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SELLERS ARE THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE), AND THE ONLY COVENANTS AND OTHER AGREEMENTS MADE BY ANY SELLER ARE THE COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT; (II) OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ANY SELLER, THE COMPANY, THE COMPANY SECURITIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR OTHER INFORMATION, WHETHER MADE BY ANY SELLER OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES, AND THAT BUYER WILL NOT HAVE ANY RIGHT OR REMEDY (AND NO SELLER WILL HAVE ANY LIABILITY) ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION; (III) OTHER THAN THE

REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE), BUYER HAS NOT RELIED UPON ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR ANY STATEMENTS OR OTHER INFORMATION OF ANY NATURE (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) MADE OR SUPPLIED BY OR ON BEHALF OF ANY SELLER OR BY ANY AFFILIATE OR REPRESENTATIVE OF ANY SELLER, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH MANAGEMENT PRESENTATIONS, CONFIDENTIAL INFORMATION MEMORANDA, DATA ROOMS (VIRTUAL OR OTHERWISE) OR OTHER DUE DILIGENCE INFORMATION, AND THAT BUYER WILL NOT HAVE ANY RIGHT OR REMEDY (AND NO SELLER WILL HAVE ANY LIABILITY) ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION; AND (IV) ANY CLAIMS BUYER MAY HAVE FOR BREACH OF ANY REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL THIS SECTION 2.2(H) IN ANY WAY BE DEEMED A LIMITATION OF THE RECOURSE OF BUYER IN THE EVENT OF FRAUD ON THE PART OF EITHER SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

KAI represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule.
3.1    Organization, Qualification and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the New Jersey. The Company is duly authorized to conduct its business and is in good standing under: (i) the Laws of the State of New York and of the Commonwealth of Pennsylvania, and (ii) the Laws of each other jurisdiction where such qualification is required, except in the case of this clause (ii) where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has full power and authority to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it. The Company has made available to Buyer a complete and correct copy of its Governing Documents, each as amended to the date of this Agreement and each as so made available is in full force and effect on the date of this Agreement. The Company is not in default under or in violation of any provision of its Governing Documents.
3.2    Capitalization and Subsidiaries. The Company Securities owned by Sellers and being acquired by Buyer represent 100% of the outstanding capital stock of the Company, and there are no other outstanding equity interests held in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable. There are no outstanding securities convertible or exchangeable into capital stock of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any capital stock of the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of any Company Securities. On the Closing Date, upon payment of the Estimated Cash Payment in accordance with Section 1.4, the Company Securities will be acquired by Buyer free and clear of any Liens (other than restrictions on transferability of the Company Securities imposed by applicable Law, and subject to any Liens caused by Buyer or any of its Affiliates). The Company does not have any Subsidiaries.
3.3    Non-Contravention. Except as set forth on Section 3.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Sellers, the performance by Sellers of their obligations hereunder and the consummation of the transactions contemplated by this Agreement will not (i) contravene any provision of the Governing Documents of the Company, (ii) violate or conflict with any Law that is either applicable to, binding upon or enforceable against the Company, which violation or conflict would reasonably be expected to result in a Material Adverse Effect, (iii) conflict with, result in any breach of, constitute a default under (or event which, with the giving of notice or lapse of time, or both, would constitute a default), or give rise to the right to terminate, amend, modify, abandon or accelerate, any Contract binding upon or enforceable against the Company, except for such conflicts, breaches, defaults, amendments, modifications, abandonments or accelerations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iv) violate any right of first refusal held by any Person, (v) result in or require the creation or imposition of any Lien (A) upon any of the assets of the Company (other than Permitted Liens) or (B) upon any of the Company Securities (subject to restrictions on transferability of the Company Securities imposed by applicable Law and Liens caused by Buyer or any of its Affiliates), or (vi) require the consent, approval, license, permit, order, qualification, registration or authorization of any Authority or any other Person except where the failure to obtain such consent, approval, license, permit, order, qualification, registration or authorization would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
3.4    Brokers’ Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.5    Assets. Except as set forth in Section 3.5 of the Disclosure Schedule, the Company has valid title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it in its business, in each case free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.5 of the Disclosure Schedule, the assets, properties and rights owned, leased and licensed by the Company (together with the rights under the Transition Services Agreement) are all the assets, properties and rights necessary to operate the business of the Company as currently conducted in all material respects.

3.6    Financial Statements.
(a)    Attached to Section 3.6(a) of the Disclosure Schedule are correct and complete copies of the audited balance sheets, statements of income and cash flows for the Company as of and for the fiscal years ended December 31, 2013 and December 31, 2014 (the “Financial Statements”). The Financial Statements are consistent with the books and records of the Company and, except as set forth on Section 3.6(a) of the Disclosure Schedule, have been prepared in accordance with the Accounting Principles in all material respects. The Financial Statements present fairly in all material respects the financial condition, results of operation and cash flows of the Company as of and for their respective dates and for the periods then ending.
(b)    The Company has no Liabilities or obligations that are material of a type that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) those set forth in Section 3.6(b) of the Disclosure Schedule, (ii) those reflected or reserved against in the Most Recent Balance Sheet, (iii) those incurred in connection with the conduct of the Business in the ordinary course consistent with past practice since January 1, 2015 (none of which results from or arises out of any material breach of or default under any contract, agreement, instrument or other legally binding and enforceable commitment, breach of warranty, tort, infringement or material violation of Law) and (iv) those arising under the executory portion of any Material Contract and any Leases which do not result from a breach thereof by the Company.
(c)    The Company maintains internal controls that are adequate to prepare and present financial statements that are free from material misstatement, prepared in accordance with the Accounting Principles, and reflect transactions that were executed in accordance with management’s authorizations. Since January 1, 2014, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” relevant to the preparation and presentation of the Financial Statements.
3.7    Absence of Changes. Except as set forth on Section 3.7 of the Disclosure Schedule, or as contemplated by this Agreement, since January 1, 2015, the business of the Company has been conducted in the Ordinary Course of Business, and there has not occurred any Material Adverse Effect or any events which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Section 3.7 of the Disclosure Schedule, since January 1, 2015 the Company has not:
(a)    sold, leased, transferred or otherwise disposed of, or acquired, any assets or property (tangible or intangible) with an aggregate value in excess of $100,000;
(b)    forgiven, canceled, compromised, waived or released any Debt owed to the Company or any material right or claim, in each case outside the Ordinary Course of Business, or made any loans, advances or capital contributions to or investments in any Person relating to or affecting the Company;
(c)    issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock;

(d)    declared or paid any dividend or distribution with respect to its capital stock;
(e)    (i) granted any material increase in salary or bonus or otherwise materially increased the compensation or benefits payable or provided to any of the Company’s directors, officers or employees, or made or granted any material increase in benefits available under any Employee Benefit Plan, or (ii) amended or terminated any existing Employee Benefit Plan, or adopted any new Employee Benefit Plan, other than in the Ordinary Course of Business or as required by Law or an existing Contract;
(f)    made any material commitment outside of the Ordinary Course of Business, or made any commitment for capital expenditures in excess of $100,000 to be paid after the Closing;
(g)    made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes;
(h)    instituted any material change in its Accounting Principles or actuarial practices and methodologies used in the preparation of the Financial Statements;
(i)    made any material change to its underwriting guidelines;
(j)    materially changed billing, payment or credit practices of the Company (i) with any Major Buyout Company or any Major Servicing Carrier, or (ii) generally as to agents or producers of the Business;
(k)    amended, modified, supplemented or restated its Governing Documents;
(l)    entered into any merger, consolidation, recapitalization or other business combination or reorganization;
(m)    settled or compromised any litigation, other than litigation settled or compromised in the Ordinary Course of Business for which the sole remedy is monetary damages in an amount less than $100,000 in the aggregate; or
(n)    agreed or committed to any of the foregoing.
3.8    Real Property. The Company does not own any real property. Section 3.8 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property and a list of all Leases. The Company has made available to Buyer a correct and complete copy of each Lease. With respect to the Leased Real Property:
(a)    no party to any Lease has threatened in writing to cancel or not renew such Lease, nor has any party thereto alleged in writing any material breach of such Lease;
(b)    subject to the respective terms and conditions in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in each of the Leased Real Properties;

(c)    the Company has not received any written notice from any Authority (i) asserting any violation or alleged violation of applicable Laws with respect to the Leased Real Property that remains uncured as of the date of this Agreement or (ii) within the last three (3) years, of any pending or threatened condemnation or eminent domain proceedings with respect to the Leased Real Property;
(d)    the Company has a legal, valid and enforceable leasehold interest under each of the Leases, subject only to Permitted Liens and to the Enforceability Exceptions; and
(e)    the Company has not (i) subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or (ii) collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein.
3.9    Legal Compliance. Except as set forth on Section 3.9 of the Disclosure Schedule, the Company is, and since January 1, 2014, has been, in compliance in all material respects with all Laws applicable to it and to its business, assets, and operations, including without limitation any Law relating to contingent commissions.
3.10    Tax Matters. Except as set forth on Section 3.10 of the Disclosure Schedule:
(a)    The Company has filed on a timely basis (or has received a valid extension to file) with the appropriate taxing Authorities all income and other material Tax Returns that it was required to file for taxable periods ending on or before the Closing Date, and all such Tax Returns are true, correct and complete in all material respects, and all existing Liabilities of the Company for Taxes with respect to such Tax Returns (whether or not shown on any Tax Return) have been paid.
(b)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Securities or any of the assets of the Company.
(c)    The unpaid Taxes of the Company did not, as of December 31, 2014, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet.
(d)    No examination or audit of any material Tax Return of the Company by any Authority is currently in progress or has been threatened in writing. All deficiencies assessed against the Company prior to the Closing as a result of any concluded examinations, audits or other proceedings by any Authority have been fully paid or reserved against in accordance with GAAP. No written claim has been made by any Authority in any jurisdiction where the Company does not file a Tax Return that the Company was, is, or may be subject to taxation by such jurisdiction.
(e)    The Company has not executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any amount of Taxes that will be in force after the Closing Date, and no power of attorney granted by the Company prior to the Closing Date shall remain in effect after the Closing Date.

(f)    All material Taxes that are required to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.
(g)    The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement Contract, and is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.
(h)    The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(i)    The Company has not (a) participated or engaged in any transaction, or taken any Tax Return position that, as of the date of this Agreement, is described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (b) participated or engaged in any “reportable transaction” that, as of the date of this Agreement, is described in Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).
(j)    The Company will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any deferred intercompany gain or any excess loss account under the Treasury Regulations under Section 1502 of the Code. The Company has not been a party, within the past three (3) years, to a transaction described in Section 351 or 355 of the Code.
(k)    The Company is not a party to or member of any joint venture, partnership, limited liability company or other Contract which is treated as a partnership for federal income Tax purposes.
(l)    The Sellers are eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Company Securities to Buyer pursuant to this Agreement.
(m)    The Company is not subject to any current limitation (excluding for this purpose any such limitation arising as a result of the purchase and sale pursuant to this Agreement) under Sections 382 or 384 of the Code on its ability to utilize its federal net operating losses.
3.11    Environment, Health and Safety. The Company is, and since January 1, 2014, has been, in compliance in all material respects with all applicable Environmental Laws, has obtained, and is in compliance in all material respects with, all Environmental Permits and has not received notice of, nor is a party to, any Proceeding or right relating to any Environmental Law. To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted within the past three (3) years that documents conditions giving rise to any material Liability under Environmental Law in connection with the Leased Real Property. The representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or Liability under Environmental Laws.
3.12    Intellectual Property.

(a)    Section 3.12(a) of the Disclosure Schedule sets forth the material Patents, Trademarks and Copyrights owned by the Company. To the Knowledge of the Company, no third party is engaging in any activity that infringes in any material respect upon any Intellectual Property rights of the Company, except for any such infringements that do not materially impair the ability of the Company to operate its business as currently conducted. There is no infringement or other adverse Proceeding against the rights of the Company with respect to any Intellectual Property used in its Business and the Company has not received any written claim alleging that the Company has materially interfered with or infringed upon any Intellectual Property rights of any third party.
(b)    Except as set forth in Section 3.12(b) of the Disclosure Schedule, (i) the Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable right to use all of the Intellectual Property used in the conduct of the Business, (ii) the Company does not pay or receive any royalty (which, for the avoidance of doubt, does not include any license fees for click-wrap, shrink-wrap or off-the-shelf software) from any Person with respect to any of such Intellectual Property nor has it licensed anyone to use any of such Intellectual Property, (iii) to the Knowledge of the Company, no Intellectual Property owned, used or under development by the Company, and no services or products sold by the Company and none of the Business or operations of the Company, conflict with, misappropriate, violate or infringe upon any Intellectual Property of any third-party and (iv) the Company has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to any material Intellectual Property used in the Business.
(c)    Immediately following the Closing, the Company will own, license or lease all Intellectual Property necessary to the operation of the Business in the Ordinary Course of Business, free and clear of all Liens (other than Permitted Liens).
(d)    Except as set forth in in Section 3.12(d) of the Disclosure Schedule, the Company has never operated or been required to operate under any corporate name, fictitious business name or d/b/a other than “Assigned Risk Solutions Ltd.”
3.13    Contracts. Section 3.13 of the Disclosure Schedule lists each of the following Contracts to which the Company is a party:
(a)    any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;
(b)    any Contract for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which involves consideration in excess of $100,000;
(c)    any Contract concerning a partnership, joint venture or similar arrangement;
(d)    any Contract with any Major Buyout Company or Major Servicing Carrier;
(e)    any Contract under which it has incurred, assumed or guaranteed any Debt or under which it has imposed a Lien (other than a Permitted Lien) on any of its assets;

(f)    any stock option, stock purchase or stock appreciation plan for the benefit of its directors, officers or employees;
(g)    any collective bargaining Contract;
(h)    any Contract for the employment of any individual providing annual compensation in excess of $100,000 or providing severance benefits;
(i)    any Contract with any Authority;
(j)    any Contract under which the Company has advanced or loaned any amount to any other Person, including any of the Company’s directors, officers or employees;
(k)    any agreement (i) concerning confidentiality or nonsolicitation, other than with employees, servicing carriers or insurance companies that have entered into buy-out or similar agreements with servicing carriers, or (ii) concerning noncompetition or otherwise restricting the operations of the Company’s Business;
(l)    any Contract where indemnification is the principal or a primary purpose of the Contract;
(m)    any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or the Company Securities;
(n)    any Contract that includes any continuing “earn out” or other similar contingent payment obligations outstanding on the part of the Company whether in connection with acquisitions by the Company of assets or capital stock or other equity interests of any Person or otherwise;
(o)    any Contract that relates to the development, ownership, licensing or use of any Intellectual Property (other than agreements for click-wrap, shrink-wrap and off-the-shelf software that has not been customized, with license fees of less than $50,000 per annum in the aggregate);
(p)    any Contract containing a change of control agreement pursuant to which the other party thereto is entitled to notice of, must consent to or has the right to terminate such Contract or change the economic terms thereof as the result of the execution of this Agreement or the consummation of the transactions contemplated hereby;
(q)    any Contract between the Company, on the one hand, and either Seller or any of their respective Affiliates (other than the Company), on the other hand (collectively, “Intercompany Agreements”);
(r)    any Contract between the Company, on the one hand, and any officer, director, employee or consultant of either Seller or any of their respective Affiliates (other than the Company), on the other hand; or

(s)    any other Contract the performance of which involves consideration in excess of $100,000.
The Contracts listed on Section 3.13 of the Disclosure Schedule are collectively referred to as the “Material Contracts”. The Company has made available to the Buyer a correct and complete copy of each Material Contract. Each Material Contract is a legal, valid and binding obligation of the Company, and, to the Knowledge of the Company, each other party to such Material Contract, and is enforceable against the Company and, to the Knowledge of the Company, each such other party in accordance with its terms subject, in each case, to the Enforceability Exceptions. The Company is not, nor, to the Knowledge of the Company, is any other party to a Material Contract, in material default or material breach of a Material Contract. The NLF Waiver and the NLF Amendment remain in full force and effect and have not been modified, amended, revoked, terminated or superseded in any respect.
3.14    Employees.
(a)    Section 3.14 of the Disclosure Schedule sets forth the name, hire date and current base salary of each person employed by the Company as of the date hereof (each such person, a “Company Employee”).
(b)    The Company complies, and since January 1, 2012 has complied, in each case in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, withholding with respect to compensation or payments, payments to trust or other funds with respect to unemployment compensation benefits, social security or other benefits, nondiscrimination in employment, immigration and occupational health and safety with respect to the employment of current and former employees. There is no material charge pending against the Company alleging unlawful discrimination in employment practices, or otherwise alleging any violation of applicable Law, by or before any Authority and there is no material charge of, or proceeding with regard to, any unfair labor practice against the Company pending before the National Labor Relations Board or other similar Authority. None of the employees of the Company are covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. Within the past three years, there have been no group work stoppages, walk outs, labor strikes, slowdowns, picketing or other similar collective, concerted action against the Company by employees, or election petitions or applications for certification by any labor union with respect to employees of the Company, and none of the foregoing are pending, or to the Knowledge of the Company, threatened.
(c)    Since January 1, 2012, all individuals who have performed services for the Company or who otherwise have claims for compensation from the Company with respect to services provided (i) have been properly classified as an employee or independent contractor for purposes of all applicable Laws, including without limitation the Code and ERISA, (ii) have been properly classified as either exempt or nonexempt under the Fair Labor Standards Act and applicable state Law equivalents and (iii) have been properly and consistently classified as part-time or full-time for purposes of determining eligibility for benefits and paid time off.
3.15    Employee Benefits.

(a)    Section 3.15 of the Disclosure Schedule lists each material Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute for the benefit of current or former employees, officers, directors, consultants or independent contractors or with respect to which the Company has or may have any Liabilities.
(b)    The Sellers have made available to Buyer or its representative true and correct copies of: (i) the most recent summary plan description with respect to each Employee Benefit Plan and (ii) the most recent IRS determination, advisory or opinion letter.
(c)    Each such Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and all other Laws applicable to such plans.
(d)    Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) is so qualified and has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified or is entitled to rely on an opinion letter from the Internal Revenue Service as to the form of such plan, and each related trust that is intended to be exempt from federal income Tax pursuant to Code §501(a) has received a determination letter from the Internal Revenue Service that it is so exempt (or an application for such a determination letter has been filed and is pending), and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.
(e)    Neither the Company nor any ERISA Affiliates thereof have sponsored, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 and 303 of ERISA or Section 412 and 430 of the Code, or is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Liability to or on account of an Employee Benefit Plan pursuant to Title IV of ERISA that has not been paid in full.
(f)    All benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles.
(g)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) accelerate the time of payment or vesting of, or increase the amount of, or result in the forfeiture of, compensation or benefits under any Employee Benefit Plan; (ii) entitle any current or former employee, director, partner, consultant or independent contractor of the Company or any affiliate, to severance pay, benefits or any other payment or any increase in severance pay, benefits or any other compensation, payment or award; (iii) directly or indirectly cause the Company or any affiliate to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan; or (iv) give rise directly or indirectly, to the payment of any amount that could reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code

(or any corresponding or similar state, local or foreign Tax law and without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5)(A)(ii) of the Code).
(h)    Each Employee Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code and the Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. The Company has no obligation (current or otherwise) to pay, gross up, or otherwise indemnify any employee for any Taxes imposed under Section 409A or Section 4999 of the Code.
3.16    Licenses and Permits. The Company and its employees possess all material Permits required to be held in connection with the operation of the Company’s Business. Section 3.16 of the Disclosure Schedule sets forth an accurate and complete list of (a) all jurisdictions in which the Company holds a Permit required under state insurance laws to conduct an insurance business, including, but not limited to, as a managing general agent, a third party administrator, a producer, or a claims adjuster, (b) the material non-insurance Permits held by the Company and (c) Permits held by employees of the Company to the extent such Permits are required to maintain the Company’s insurance Permits or to conduct the Company’s Business, including, but not limited to, licenses held by designated insurance producers. Except as set forth on Section 3.16 of the Disclosure Schedule, all such Permits are duly issued, valid and in full force and effect. The Company is not in material default or violation of any such Permit, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company under or violation of any such Permit. No Proceeding is pending or, to the Knowledge of the Company, threatened seeking the revocation, suspension, termination or impairment of any such Permit.
3.17    Insurance. Section 3.17 of the Disclosure Schedule sets forth all insurance policies of the Company, all insurance policies held by Affiliates of the Company under which the Company is a named insured and a list of all claims made under each of such policies by or on behalf of the Company since January 1, 2015, copies of all of which have been made available to the Company. All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and the Company has not received any written notice of cancellation or non-renewal of any such insurance policies. To the Knowledge of the Company, neither the Company nor, to the extent applicable, any other Affiliate of Seller, is in default of any provision thereof, except for such defaults that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect. The Company has timely filed all claims for which it is seeking payment or other coverage under any such insurance policies. The Company has not made any claim against any such insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.
3.18    Litigation. Section 3.18 of the Disclosure Schedule sets forth (i) each pending Proceeding to which the Company is a party and (ii) each Proceeding, to the Knowledge of the Company, threatened against the Company. None of the Proceedings set forth in Section 3.18 of the Disclosure Schedule would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.19    Buyout Companies and Servicing Carriers. Section 3.19 of the Disclosure Schedule lists (a) the ten (10) largest insurance companies in each of New York and New Jersey that have entered into buyout agreements with Major Servicing Carriers (measured by the basic annual percentage of state private passenger assigned risk premium assigned to each applicable buyout company, as estimated by AIPSO for the period from February 1, 2015 through April 30, 2015) (the “Major Buyout Companies”) and (b) each servicing carrier of the Company that is material to the Company’s Business (the “Major Servicing Carriers”). Except as set forth on Section 3.19 of the Disclosure Schedule, the Company is not engaged in any dispute with any Major Buyout Company or any Major Servicing Carrier. To the Knowledge of the Company, no Major Buyout Company has indicated that it intends to nonrenew, terminate or materially alter the terms of such Major Buyout Company’s appointment or relationship with any of the Company’s Major Servicing Carriers, or reduce premiums written through any of the Company’s Major Servicing Carriers, nor to the Knowledge of the Company, does any of the Company’s Major Servicing Carriers have any present intention to, nonrenew, terminate, or materially alter the terms of, the buyout agreement with any Major Buyout Company.
3.20    Managing General Agency and Third Party Claims Administrator Appointments. The Company has an appointment to act as a managing general agent or third party claims administrator for each insurance company from which it needs such an appointment to conduct its Business, except where the failure to have such appointment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each such appointment is valid and binding in accordance with its terms on the Company and, to the Knowledge of the Company, the other parties thereto, and to the Knowledge of the Company, there has been no written notice that any such appointment will be amended, modified, revoked, rescinded or terminated.
3.21    No Unlawful Payments. Neither the Company, nor, to the Knowledge of the Company, any affiliate, director, officer, agent, employee or other person associated with or acting on behalf of the Company, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) taken any action (a) in furtherance of an offer, provision, payment or promise to pay anything of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity, agency or instrumentality, or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper business advantage; or (b) that would otherwise violate any applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including any provision of the U.S. Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder or any other similar law applicable to such Persons; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
3.22    Investigation; No Other Representations or Warranties. Section 2.2(h) is hereby incorporated and repeated in its entirety.

ARTICLE 4
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
4.1    General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6 below).
4.2    Access to Books and Records. On the Closing Date, Sellers shall deliver or cause to be delivered to the Company all books and records of the Company in the possession of either Seller to the extent not already in the possession of the Company. From and after the Closing, subject to applicable Law, Buyer shall, and shall cause the Company to, provide Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying, at the expense of Sellers), during normal business hours and upon reasonable prior notice, to the books and records of the Company with respect to periods prior to the Closing Date. So long as it shall not unreasonably interfere with the conduct of the Business, Buyer and the Company shall, during normal business hours and upon reasonable prior notice, use commercially reasonable efforts to cooperate with Sellers and Sellers’ accountants in connection with the preparation of the first quarter 2015 financial statements and full-year 2015 audited financial statements of Kingsway Financial Services Inc. Unless otherwise consented to in writing by Sellers, Buyer shall not permit the Company, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to Sellers and offering to surrender to Sellers such books and records or such portions thereof.
4.3    Litigation Support. In the event that the Company is actively defending against any Proceeding in which it is named and which concerns any fact, circumstance, occurrence, event or transaction prior to the Closing Date, Sellers will take reasonable steps to cooperate with the Company and its counsel in such defense, make their personnel reasonably available, and provide such testimony and access to Sellers’ books and records as is reasonably necessary in connection with such defense, all at the sole cost and expense of Buyer and the Company (unless Buyer or the Company is entitled to indemnification therefor under Article 6 below).
4.4    Transition. Sellers shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.
4.5    Non-Competition; Non-Solicitation.
(a)    Sellers understand that Buyer shall be entitled to protect and preserve the going concern value of the Business and the Company to the extent permitted by applicable Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 4.5.

(b)    Each Seller agrees that, during the three-year period immediately following the Closing Date, it will not, and will cause each of its current and future Affiliates not to, engage (directly or indirectly), alone or in association with another Person, control, operate, manage or have any ownership interest in any business located anywhere in the United States that competes with the Business; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage or participate in such publicly traded corporation’s business solely by reason of such investment.
(c)    Each Seller agrees that during the three-year period immediately following the Closing it will not, and will cause each of its current and future Affiliates not to (directly or indirectly): (i) hire, engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Person employed by the Company, or induce or attempt to induce any such Person to leave such employment, or (ii) intentionally interfere with the relationship between the Company and any of the Company’s current customers, servicing carriers, sub-producers or other business associates engaged in the Business, or intentionally induce, solicit or otherwise cause to terminate, non-renew or reduce premiums written by any such customers, servicing carriers, sub-producers or other business associates; provided, however, that in the case of clause (i) of this subsection, (x) placing a general advertisement of employment will not be deemed a breach of this Section 4.5(c) and (y) any Seller or its Affiliate may hire a former employee of the Company after such former employee has ceased to be employed by the Company in the operation of the Business for a period of at least six months.
(d)    Sellers, on behalf of themselves and their respective Affiliates, agree that irreparable damage would occur in the case of any breach of the covenants contained in this Section 4.5, and, accordingly, that Buyer shall be entitled to seek injunctive or other equitable relief, including the remedy of specific performance, to prevent any breach of this Section 4.5.
4.6    Certain Employee Matters.
(a)    For the period following the Closing through the one-year anniversary of the Closing Date, each Company Employee shall be entitled to receive while in the employ of the Company or any of its Affiliates, and the Company or its applicable Affiliate shall cause each Company Employee while so employed to receive (i) salary, wages, incentive compensation, bonus opportunities, and other material terms and conditions of employment that are, in the aggregate, substantially similar to those provided to such Company Employee immediately prior to the Closing Date and (ii) employee benefits that are substantially similar in the aggregate to those provided to such Company Employee under the applicable Employee Benefit Plans in effect immediately prior to the Closing Date. Buyer will have full responsibility to comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other similar Laws of any jurisdiction relating to any worker protection, plant closing or mass layoff for periods after the Closing.
(b)    In accordance with Treasury Regulation Section 54.4980B-9 Q&A-7, as of the Closing Date, Buyer will assume all Liability for providing and administering all required notices and benefits under COBRA to all Company Employees and their dependents for qualifying events that occur on and after the Closing Date. No Seller will have any COBRA Liability or obligations to such Company Employees or their dependents after the Closing Date. For avoidance of doubt, the Buyer will not have any COBRA Liability or obligations to provide or administer COBRA to any Company Employee and their dependents for qualifying events that occur before the Closing Date.
(c)    For all purposes other than benefit accrual under a defined benefit pension arrangement under the Employee Benefit Plans or any employee benefit plans established by the Company or Buyer after Closing (each a “New Employee Benefit Plan”), as of the Closing Date, each Company Employee shall be credited with his or her years of service with the Company (or any predecessor entities thereof) to the same extent as such Company Employee was entitled to credit for such service prior to the Closing under any similar (or under the same) Employee Benefit Plan. In addition, and without limiting the generality of the foregoing:
(i)    each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all New Employee Benefit Plans to the extent coverage under such New Employee Benefit Plan replaces coverage under a comparable Employee Benefit Plan in which such Company Employee previously participated (such plans, collectively referred to as the “Old Employee Benefit Plans”); and
(ii)    for purposes of each New Employee Benefit Plan providing welfare benefits to any Company Employee, Buyer shall use commercially reasonable efforts to (X) cause all preexisting condition exclusions and actively-at-work requirements of such New Employee Benefit Plan to be waived for such Company Employee and his or her covered dependents and (Y) cause any eligible expenses incurred by such Company Employee or his or her covered dependents during the portion of the plan year of the Old Employee Benefit Plan ending on the date that such Company Employee’s participation in the corresponding New Employee Benefit Plan begins to be taken into account under the New Employee Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee.
(d)    As of the Closing Date, the Company Employees will be fully vested in their account balances in any Employee Pension Benefit Plan sponsored by any Seller (each a “Seller Pension Plan”) and will cease to participate in such plans. Any Seller contributions under Seller Pension Plans shall be made without regard to end-of-year employment requirements and shall be made prior to the Closing Date. As soon as practicable following the Closing Date, each Company Employee with an account balance in any Seller Pension Plan which is a defined contributions plan (to the extent permitted by the terms of such plan and applicable Law) will be permitted to roll over his or her account balance (including any outstanding loan amount, provided such Company Employee is not in default thereof at the time of such rollover) to a U.S. defined contribution plan maintained by the Company or Buyer or an Affiliate of Buyer, (“Buyer Defined Contribution Plan”) which plan shall be tax-qualified under Section 401(a) of the Code and eligible to accept such rollovers. Buyer shall or shall cause Affiliate of Buyer to take any actions necessary, including plan amendment, to ensure that Buyer Defined Contribution Plan may accept rollovers of loan balances.
(e)    For the period following the Closing through the one-year anniversary of the Closing Date, Buyer will, or will cause one of its Subsidiaries to, provide each Company Employee with severance payments and benefits that are no less favorable than the severance payments and benefits that Company Employees would have been entitled to under arrangements with the Sellers on the date of this Agreement.
(f)    To the extent Company Employees participate in a dependent care or medical expense reimbursement account under any Employee Benefit Plan (“Sellers’ FSA”) during the calendar year that includes the Closing Date, Buyer will establish one or more comparable plans that will, or will cause a similar plan maintained by an Affiliate of Buyer to, (“Buyer’s FSA”), recognize the elections that such Company Employees had in effect for the plan year in which the Closing occurs under Sellers’ FSA. Buyer’s FSA will (i) assume the obligations of Sellers’ FSA with respect to Company Employees as of the Closing Date and (ii) provide the same level of dependent care and medical expense reimbursement account benefits as those provided under Sellers’ FSA at least through the end of the plan year in effect as of the Closing. As soon as practicable after the Closing, the applicable Seller will transfer to Buyer in cash an amount equal to the total amount that Company Employees have contributed to Sellers’ FSA through the Closing Date for the calendar year that includes the Closing Date, less all amounts that have been paid from Sellers’ FSA through the Closing Date for claims incurred in such calendar year (such difference, the “Flex Plan Amount”). If the Flex Plan Amount is less than $0.00, Buyer will transfer, as soon as practicable after the Closing, to the applicable Seller, an amount in cash equal to all amounts that have been paid from Sellers’ FSA through the Closing Date for claims incurred by the Company Employees in the calendar year that includes the Closing Date, less the total amount that Company Employees have contributed to Sellers’ FSA through the Closing Date for such calendar year. After the Closing Date, Buyer’s FSA will be responsible for reimbursement of all previously unreimbursed reimbursable medical expense and dependent care claims incurred by Company Employees, regardless of when the claims were incurred. For each Company Employee who participates in the Sellers’ FSA for the applicable year, Seller will provide, in a format reasonably acceptable to Buyer’s vendor, data relating to such Company Employee’s balance, contribution rate and amount of claims filed under the Sellers’ FSA for the applicable year.
(g)    No provision in this Section 4.6 will: (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of either Seller, Buyer or any other Person, other than the Parties hereto and their respective successors and permitted assigns, (ii) constitute or create, or be deemed to constitute or create, an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Employee Benefit Plan sponsored or maintained by any Seller or any of their respective Affiliates or Buyer or any of their respective Affiliates.
(h)    Closing Bonus. Following the Closing Date, Buyer will cause the Company to pay (i) the payments, bonuses and severance described in the Estimated Closing Statement, in the amounts specified in and to the persons indicated thereon, and (ii) the payroll, employment or other Taxes payable with respect to such payments, bonuses and severance, in each case in accordance with the Company’s payroll practices, and in each case subject to the provision of services pursuant to the Transition Services Agreement to the extent necessary to enable the Company to make such payments.
4.7    Tax Matters.

(a)    Tax Indemnification. KAI shall indemnify the Company, Buyer and each Affiliate of Buyer and hold them harmless from and against (i) all Taxes of the Company for all taxable periods ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period through the end of the Closing Date (collectively, each such taxable period, the “Pre-Closing Tax Period”), and (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and provided that, KAI shall have no obligation to indemnify the Company, the Buyer or any Affiliate of Buyer for any Taxes resulting from (w) a Section 338 or Section 338(h)(10) Election (or any similar election under state, local, or non-U.S. Law) with respect to the Buyer’s purchase of the Company’s stock pursuant to this Agreement or that result solely from the Buyer, any Affiliate of Buyer, or (in the case of acts occurring after the Closing) the Company engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company for federal, state, local, or foreign Tax purposes, (x) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business, (y) any breach by Buyer or any Affiliate of Buyer of any representation or covenant contained in this Agreement, or (z) any action, suit, investigation, audit, claim, assessment or amended Tax Return which results in any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in the Tax Liability for which KAI would otherwise be liable pursuant to this Section 4.7(a) if such change results in a decrease in the Tax Liability of the Company, the Buyer or any Affiliate of Buyer for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date; provided, however, that in the case of clauses (i) and (ii) above, KAI shall be liable only to the extent that such Taxes are in excess of the amount, if any, of the reserve for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected as a current Liability for purposes of the determination of the Working Capital.
(b)    Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by the income, receipts, transactions or payroll of the Company allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of other Taxes which relate to the portion of such Straddle Period ending on or before the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.
(c)    Tax Returns.
(i)    For all taxable periods ending on or before the Closing Date, the Sellers shall cause the Company to join in the Sellers’ consolidated federal income Tax Return and, where applicable and consistent with prior Tax reporting by the Company, any combined or unitary state and local income Tax Returns. In jurisdictions where the Company has reported income separately from the Sellers or its Affiliates, the Company shall file separate company state and local income Tax Returns and remit any Taxes due with respect to such state and local income Tax Returns. For the avoidance of doubt, the Transaction Expenses shall be deducted, to the extent permitted under applicable Law, on the Tax Returns of the Company for the applicable Pre-Closing Tax Periods. The safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 shall apply to determine the deductibility of any success based fees in the Tax Returns discussed in this Section 4.7(c)(i). The Buyer shall cause the Company to furnish Tax information to the Sellers to allow the Sellers to satisfy their obligations under this Section 4.7(c) in accordance with the Company’s past custom and practice.
(ii)    The Buyer shall file or cause to be filed when due all Tax Returns that relate to any Straddle Period and shall remit any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by the Buyer pursuant to the preceding sentence, such Tax Returns will be filed in a manner consistent with past practice and the terms of this Agreement and such Tax Returns shall be submitted to the Sellers not later than 30 days prior to the due date for filing such Tax Returns for review and approval by the Sellers, which approval may not be unreasonably withheld.
(d)    Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer, any Affiliate of Buyer, or the Company, and any amounts credited against Tax (including the excess of (i) the amount of the reserve for Taxes not yet due and payable (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected as a current Liability for purposes of the determination of the Working Capital over (ii) the actual Liability of the Company for Taxes not yet due and payable as of the Closing Date) to which Buyer, any Affiliate of Buyer, or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date), and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit within 30 days after receipt or entitlement thereto; provided, however, the Buyer shall not be required to pay over to the Sellers any such refund or the amount of any such credit up to the amount of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) reflected as a current asset for purposes of the determination of the Working Capital.
(e)    Post-Closing Transactions Not In Ordinary Course. The Buyer and the Sellers agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Company’s stock on the Company’s federal income Tax Return for the taxable period beginning the day following the Closing Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). The Buyer agrees to indemnify the Sellers for any additional Taxes owed by the Sellers or its Affiliates (including any Taxes owed by the Sellers due to this indemnification payment) resulting from any transaction engaged in by the Company not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Company’s stock.

(f)    Carrybacks. Neither the Buyer nor any Affiliate of Buyer shall carryback or cause or permit the Company to carryback into any consolidated, unitary or combined Tax Return of Seller or any Affiliate of Seller for any Tax period ending on or prior to the Closing Date any post-Closing Date Tax attribute without the prior written consent of the Seller.
(g)    Tax Allocation Agreements. The Sellers will cause any tax allocation or tax sharing arrangement, policy or procedure to which the Company is or was a party, to be terminated with respect to the Company on or prior to the Closing Date so that the Company will have no further liability thereunder.
(h)    Tax Records; Cooperation. Buyer and Sellers will, and will cause their respective representatives to (i) provide the other Party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return for any Pre-Closing Tax Period or any Straddle Period or any audit or other examination by any taxing Authority or judicial or administrative proceeding relating to Taxes with respect to the Company for any Pre-Closing Tax Period or any Straddle Period and (ii) retain and provide the other Party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing will be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.
(i)    Audits. The Buyer shall provide timely notice to the Sellers in writing of any pending or threatened Tax audits or assessments of the Company for which KAI may have liability under Section 4.7(a). The Sellers shall have the right, at their expense, to represent the Company’s interest in any Tax audit or administrative or court proceeding relating to a taxable period ending on or before the Closing Date insofar as such proceeding relates to Taxes for which the Seller may be liable and to employ counsel of its choice at its expense. The Sellers shall have right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of the Company for any taxable period ending on or before the Closing Date insofar as such proceeding relates to Taxes for which the Seller may be liable. In the case of any Straddle Period, Sellers shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, which consent may not be unreasonably withheld, and at the Sellers’ sole expense, may assume the entire control of such audit or proceeding. Notwithstanding any of the foregoing, none of the Buyer, any Affiliate of Buyer, the Sellers or the Company may agree to settle any Tax claim for which the other Party may be liable or which may be the subject of indemnification by another Party without the prior written consent of such other Party, which consent may not be unreasonably withheld or delayed.
(j)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer.
(k)    Amended Returns and Retroactive Elections. (i) None of Buyer or any Affiliate of Buyer shall, or shall cause or permit the Company to, (1) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date (or with respect to any Straddle Period), (2) make any Tax election that has retroactive effect to any such year, or (3) waive any statute of limitations in respect of Taxes for any Pre-Closing Tax Period or agree to any extension of time with respect to a Tax assessment or deficiency for any Pre-Closing Tax Period, in each such case without the prior written consent of the Sellers; and (ii) the Sellers shall not, without the prior written consent of Buyer, file, or cause to be filed, any amended Tax Return or claim for Tax refund, with respect to the Company for any Pre-Closing Tax Period, to the extent that any such filing may increase in any material respect the Tax liability of Buyer, any of its Affiliates or the Company for any Tax Period (or portion thereof) beginning after the Closing Date.
(l)    Section 338(h)(10) Election. At the Buyer’s option, the Sellers and Buyer shall join in making an election under Code Section 338(h)(10) (and any corresponding elections permitted to be made by the Sellers and Buyer under state, local, or non-U.S. tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company under this Agreement.
(m)    Tax Adjustment. As a condition precedent to the Sellers making a Section 338(h)(10) Election, the Buyer shall pay to the Sellers, in cash, the amount of additional consideration necessary to cause the Sellers’ net proceeds after-Tax from the sale of the Company’s stock with the Section 338(h)(10) Election to be equal to the net proceeds after-Tax that Sellers would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”) including, for the avoidance of doubt, any costs or expenses incurred by the Sellers or any Affiliate of the Sellers in connection with the Section 338(h)(10) Election, and, provided that, when computing the Tax Adjustment, the highest corporate federal and applicable state tax rates shall be used and any other items of income, deduction, gain, loss, or credits of the Sellers or any Affiliate of Sellers shall be ignored (including, for the avoidance of doubt, any federal, state or local net operating losses or net operating loss carryforwards of the Sellers or any Affiliate of Sellers). The amount of the Tax Adjustment shall be paid to the Sellers at least thirty (30) days prior to the due date (without extensions) for the Sellers to file its federal income Tax Return for its taxable year that includes the Closing Date. The Sellers shall provide the Buyer with a schedule computing the amount of the Tax Adjustment within 20 days after the Parties have agreed to the Allocation Schedule.
(n)    Allocation of the Purchase Price. If the Sellers and Buyer make a Section 338(h)(10) Election, the Parties agree that the purchase price and the liabilities of the Company (plus other relevant items) will be allocated among the assets of the Company for Tax purposes consistent with the methodology set forth on an allocation schedule (the “Allocation Schedule”). The Allocation Schedule shall be prepared by the Buyer for the review and consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed) and shall be provided to the Sellers on or before October 31, 2015. The Buyer, any Affiliate of Buyer, the Company and the Sellers shall file all Tax Returns in a manner consistent with the Allocation Schedule.
(o)    Non-Avoidance. None of the Buyer or any Affiliate of Buyer will take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the

“Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.
4.8    Confidentiality.
(a)    From and after the Closing, (i) Sellers and their respective Affiliates shall treat as confidential, and not use to the detriment of Buyer or its Affiliates (including the Company) (including for the purposes of competing with Buyer or its Affiliates), any information relating to or obtained from Buyer or its Affiliates (including the Company) and (ii) Buyer and its Affiliates (including the Company) shall treat as confidential, and not use to the detriment of Sellers or their respective Affiliates (including for the purposes of competing with Sellers or their respective Affiliates), any information relating to or obtained from Sellers or their respective Affiliates, except that the foregoing requirements of this Section 4.8(a) shall not apply to the extent that (A) any such information becomes available to the public other than (x) in the case of information relating to Buyer or its Affiliates (including the Company), as a result of disclosure by a Seller or any of its Affiliates in breach of this Section 4.8 and (y) in the case of information relating to Sellers or their respective Affiliates, as a result of disclosure by Buyer, the Company (after the Closing Date) or any of their respective Affiliates in breach of this Section 4.8 or (B) any such information was or becomes available to such Party on a non-confidential basis, directly or indirectly, from a source (other than a Party to this Agreement or any Affiliate of such Party) that is not known by such Party or its Affiliates to be bound by any confidentiality obligation to the other Party or its Affiliates with respect to such information, or otherwise known by such Party or its Affiliates to be prohibited from transmitting the information to such Party or its Affiliates by a contractual, legal or fiduciary obligation. Each of the Parties hereto shall instruct its Affiliates having access to such information of such obligation of confidentiality and agrees that it is responsible for any action or failure to act that would constitute a breach or violation of this Section 4.8 by such Party’s Affiliates.
(b)    Notwithstanding anything in Section 4.8(a) to the contrary, in the event that any Party hereto or its respective Affiliates is requested or required under applicable Law to disclose any information required to be treated as confidential pursuant to Section 4.8(a), the disclosing Party shall provide the other Party with notice (to the extent permitted by applicable Law) as far in advance of any required disclosure as is practicable in order for the other Party to obtain an order or other assurance that any information required to be disclosed will be treated as confidential and the disclosing Party shall reasonably cooperate with the other Party in connection therewith and in furtherance thereof.
4.9    Collection of Closing Service Fee Receivables. Following the Closing Date, Buyer shall cause the Company to (i) invoice all Closing Service Fee Receivables in the Ordinary Course of Business and (ii) use its commercially reasonable efforts to promptly collect all Closing Service Fee Receivables.
ARTICLE 5
DELIVERIES AT CLOSING
5.1    Closing Deliveries of Sellers. At the Closing, Sellers shall deliver the following documents to Buyer:

(a)    the certificates representing all of the Company Securities owned by Sellers, duly endorsed or accompanied by other appropriate instruments of transfer duly executed to convey the same to Buyer;
(b)    (x) a certificate of the Secretary or other executive officer of the Company, dated as of the Closing Date, attaching and certifying as to: (1) the Governing Documents of the Company and (2) the incumbency and signatures of the Persons signing any agreements contemplated hereby to be executed by the Company; and (y) a certificate of the Secretary or other executive officer of each Seller, dated as of the Closing Date, attaching and certifying (1) the authorizing resolutions of such Seller, and (2) the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby on behalf of the Sellers;
(c)    a good standing certificate for the Company from the jurisdiction of the Company’s formation;
(d)    a counterpart signature page to the Transition Services Agreement among KAI, the Company and NGMC (the “Transition Services Agreement”), duly executed by KAI;
(e)    resignations to be effective as of the Closing of each member of the board of directors of the Company and resignations of each officer of the Company who will not be an employee of the Company after Closing;
(f)    a fully-executed copy of each of the NLF Amendment and the NLF Waiver; and
(g)    the minute books and stock records of the Company.
Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.
5.2    Closing Deliveries of Buyer. At the Closing, Buyer shall deliver the following documents to Sellers:
(a)    a certificate of the Secretary or other executive officer of Buyer, dated as of the Closing Date, attaching and certifying as to (1) the Governing Documents of Buyer, (2) the authorizing resolutions of Buyer, and (3) the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby on behalf of Buyer; and
(b)    a counterpart signature page to the Transition Services Agreement, duly executed by NGMC and the Company.
Sellers may waive any condition specified in this Section 5.2 if they execute a writing so stating at or prior to the Closing.
ARTICLE 6
SURVIVAL AND INDEMNIFICATION

6.1    Survival. All representations and warranties contained in this Agreement or in any certificate furnished pursuant to this Agreement shall survive the Closing in full force and effect for a period ending eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification with respect thereto under Sections 6.2(a)(i), 6.2(b) or 6.3(a) thereafter); provided, however, that (a) the Fundamental Representations shall survive the Closing indefinitely and (b) the representations and warranties made in Section 3.10 (Tax Matters), Section 3.14 (Employees) and Section 3.15 (Employee Matters) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The respective covenants and agreements of Sellers and Buyer contained in this Agreement (including the indemnification obligations set forth in this Article 6) shall survive the Closing until fully performed or discharged or for the period specifically stated therein. In the event notice of any claim for indemnification under this Article 6 has been asserted in good faith with reasonable specificity and in writing by notice from the Party seeking indemnification to the Party from whom indemnification is sought on or prior to the to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth pursuant to this Section 6.1, then such representation, warranty, agreement or covenant shall survive with respect to such claim until such time as such claim is finally resolved.
6.2    Indemnification by Sellers.
(a)    After the Closing and subject to the other provisions of this Article 6, each Seller shall, indemnify, defend and hold harmless Buyer and its Affiliates (including the Company) and its and their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against any and all Losses that any Buyer Indemnitee suffers or incurs resulting from (i) any breach or inaccuracy of any representation or warranty made by such Seller in Section 2.1 of this Agreement or any certificate delivered by such Seller at Closing or (ii) any breach of or failure by such Seller to perform its obligations under any covenant or other agreement of such Seller in this Agreement (including, but not limited to, Section 4.7 relating to Tax Matters).
(b)    After the Closing and subject to the other provisions of this Article 6, KAI shall, indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses that any Buyer Indemnitee suffers or incurs resulting from any breach or inaccuracy of any representation or warranty made in Section 2.1 or Article 3 of this Agreement.
6.3    Indemnification by Buyer. After the Closing and subject to the other provisions of this Article 6, Buyer shall indemnify, defend and hold harmless Sellers and their respective Affiliates (but not the Company) and Sellers’ and their respective Affiliates’ respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses that any Seller Indemnitee suffers or incurs resulting from (a) any breach or inaccuracy of any representation or warranty made in Section 2.2 of this Agreement or in any certificate delivered by Buyer pursuant to this Agreement or (b) any breach of or failure by Buyer to perform its obligations under any covenant or other agreement of Buyer in this Agreement (including, but not limited to, Section 4.7 relating to Tax Matters).
6.4    Limitations and Qualifications.

(a)    Notwithstanding any other provision of this Article 6:
(i)    No Seller shall be required to indemnify or hold harmless any Buyer Indemnitee pursuant to Sections 6.2(a)(i) or 6.2(b) against, or reimburse any Buyer Indemnitee for, any individual claim (or series of claims arising from the same or directly related underlying facts, events or circumstances) unless such claim (or series of claims arising from the same or directly related underlying facts, events or circumstances) involves Losses of more than $15,000. For avoidance of doubt, the entire amount of a Loss arising from a claim (or series of claims) that exceeds $15,000 shall be included for purposes of this Article 6.
(ii)    No Seller shall be required to indemnify or hold harmless any Buyer Indemnitee against, or reimburse any Buyer Indemnitee for, any Losses pursuant to Sections 6.2(a)(i) or 6.2(b) (other than Losses arising as a result of the inaccuracy or breach of any representation or warranty set forth in a Fundamental Representation made by Sellers) until the aggregate amount of the Buyer Indemnitees’ Losses exceeds $345,148.00 (the “Deductible”), at which time such Buyer Indemnitee shall be entitled to indemnification for all Losses in excess of the Deductible (subject to the other provisions of this Article 6).
(iii)    The cumulative aggregate indemnification obligation of Sellers under Sections 6.2(a)(i) and 6.2(b) shall in no event exceed $8,053,453.35 (the “Cap”), except in respect of Losses arising as a result of the inaccuracy or breach of any representation or warranty set forth in a Fundamental Representation made by Sellers; provided, however, that in no event shall the cumulative indemnification obligation of Sellers under Sections 6.2(a)(i) and 6.2(b) (including with respect to any inaccuracy or breach of any representation or warranty set forth in a Fundamental Representation made by Sellers) exceed an aggregate amount equal to 100% of the sum of (x) the Cash Payment and (y) an amount equal to 100% of all Earnout Amounts actually paid by Buyer to Sellers (including any amount paid in connection with a Sale of the Company) pursuant to Section 1.8 hereof.
(b)    Notwithstanding any other provision in this Article 6:
(i)    Buyer shall not be required to indemnify or hold harmless any Seller Indemnitee pursuant to Section 6.3(a) against, or reimburse any Seller Indemnitee for, any individual claim (or series of claims arising from the same or directly related underlying facts, events or circumstances) unless such claim (or series of claims arising from the same or directly related underlying facts, events or circumstances) involves Losses of more than $15,000. For avoidance of doubt, the entire amount of a Loss arising from a claim (or series of claims) that exceeds $15,000 shall be included for purposes of this Article 6.
(ii)    Buyer shall not be required to indemnify or hold harmless any Seller Indemnitee against, or reimburse any Seller Indemnitee for, any Losses pursuant to Section 6.3(a) (other than Losses arising as a result of the inaccuracy or breach of any representation or warranty set forth in a Fundamental Representation made by Buyer) until the aggregate amount of the Seller Indemnitees’ Losses exceeds the Deductible, at which time such Seller

Indemnitee shall be entitled to indemnification for all Losses in excess of the Deductible (subject to the other provisions of this Article 6).
(iii)    The cumulative aggregate indemnification obligation of Buyer under Section 6.3(a) shall in no event exceed the Cap, except in respect of Losses arising as a result of the inaccuracy or breach of any representation or warranty set forth in a Fundamental Representation made by Buyer; provided, however, that in no event shall the cumulative indemnification obligation of Buyer under Section 6.3(a) (including with respect to any inaccuracy or breach of any representation or warranty set forth in a Fundamental Representation made by Buyer) exceed an aggregate amount equal to 100% of the sum of (x) the Cash Payment and (y) an amount equal to 100% of all Earnout Amounts actually paid by Buyer to Sellers (including any amount paid to Sellers in connection with a Sale of the Company) pursuant to Section 1.8 hereof.
(c)    For the avoidance of doubt, the indemnification limitations set forth above with respect to Sections 6.2(a)(i), 6.2(b) and 6.3(a) shall not apply to any Party’s breach of or failure to perform its obligations under any covenant or other agreement in this Agreement, including, without limitation, all Tax matters pursuant to Section 4.7.
(d)    Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation, warranty and covenant in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect” or any similar qualifications, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifications) were deleted from such representation, warranty or covenant.
6.5    Notification of Claims.
(a)    A Person that may be entitled to be indemnified under this Article 6 (the “Indemnified Party”), shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 6 except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 6.1 for such representation, warranty, covenant or agreement.
(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 6.5(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of such Third Party Claim; provided, however, that in the event that the Indemnifying Party assumes the defense and control of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, further, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable opinion of counsel to the Indemnifying Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary due to a conflict of interest in providing legal representation to both the Indemnifying Party and the Indemnified Party in the defense of such Third Party Claim, it being understood and agreed that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any single Third-Party Claim. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party of the Indemnifying Party’s election to assume the defense of the Third Party Claim. The Party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.
(c)    Sellers or Buyer, as the case may be, shall, and shall cause each of its Affiliates, directors, officers, employees, advisors, agents, attorneys, consultants, accountants and other representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. The Indemnifying Party shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that no such prior written consent of the Indemnified Party shall be required for any proposed settlement or judgment that (i) does not involve any finding or any admission of any violation of Law by any Indemnified Party, (ii) provides that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to any applicable limitations set forth herein), (iii) does not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) includes, as a condition of any settlement or other resolution, a complete and unconditional release from Liability of any Indemnified Party potentially affected by such Third Party Claim.
(d)    If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim (either affirmatively or by not giving the Indemnified Party timely notice of the Indemnifying Party’s desire to so defend), the Indemnified Party shall have the right, but not the obligation, to assume the defense and control of such Third Party Claim, it being understood that the Indemnified Party’s right to seek indemnification in respect of such Third Party Claim shall not be adversely affected by its assumption of the defense and control of such Third Party Claim. The Indemnified Party shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that no such prior written consent of the Indemnifying Party shall be required for any proposed settlement or judgment that (i) does not involve any payment of any money damages by any Indemnifying Party, (ii) does not involve any finding or any admission of any violation of Law by any Indemnifying Party and (iii) does not encumber any of the assets of any Indemnifying Party or agree to any restriction or condition that would apply to or adversely affect any Indemnifying Party or the conduct of any Indemnifying Party’s business.
6.6    Third Party Remedies. In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss for which an Indemnifying Party actually reimburses it pursuant to this Article 6, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of the amounts paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.
6.7    Exclusive Remedy. Buyer and Sellers acknowledge and agree that, following the Closing, other than in the case of fraud by Buyer or Sellers or any of their respective Affiliates, and except with respect to the matters reflected in the determination of the Cash Payment pursuant to Article 1 hereof, and subject to a Party’s right to equitable remedies (including those set forth in Section 8.5), the indemnification provisions of this Article 6 shall be the sole and exclusive remedies of any Buyer Indemnitee and any Seller Indemnitee, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that it may at any time suffer or incur or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Sellers or Buyer, respectively, or any failure by Sellers or Buyer, respectively, to perform or comply with any covenant or agreement set forth herein.
6.8    Limitations on Liability. In no event shall any Indemnifying Party have any Liability under this Agreement (including under this Article 6) for any consequential, special, punitive or exemplary damages (except in each case to the extent that any such damages are awarded against an Indemnified Party in connection with a Third Party Claim).
6.9    Other Indemnification Matters.
(a)    No Party shall be entitled to receive indemnification hereunder from any other Party to the extent that any Loss has been taken into account in connection with the determination of the Cash Payment pursuant to Article 1 hereof.
(b)    To the extent permitted by Law, all indemnification payments made under this Article 6 will be deemed for Tax purposes to be adjustments to the Cash Payment.
(c)    With respect to each indemnification obligation contained in this Article 6, all Losses shall be net of any third party insurance proceeds (after deduction of any related deductible, increase in premiums, or other costs or expenses incurred by it in procuring recovery) actually paid to the Indemnified Party in connection with the facts giving rise to the right of indemnification hereunder. Each Party shall have the right to withhold and set off any amounts due to be paid to the other Party against any amount owed to it by the other Party pursuant to an indemnification obligation under this Article 6 that has been finally adjudicated or otherwise settled or agreed to.
(d)    In the event a Proceeding for indemnification under this Article 6 shall have been finally determined, the amount due to an Indemnified Party in accordance with such final determination shall be paid to the Indemnified Party, on demand in immediately available funds. A Proceeding, and the Liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article 6 when the Parties to such Proceeding have so determined by mutual agreement or, if disputed, when a final nonappealable order shall have been entered by a court of competent jurisdiction.
(e)    Each of the Parties shall, and shall cause its applicable Affiliates, directors, officers, employees, advisors, agents, attorneys, consultants, accountants and other representatives to, take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
ARTICLE 7
DEFINITIONS
“Accounting Principles” means GAAP and, to the extent consistent with GAAP, the Company’s historic accounting principles and methodologies.
“Accountants” has the meaning set forth in Section 1.5(b).
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preface.
“Allocation Schedule” has the meaning set forth in Section 4.7(n).
“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.
“A/R Adjustment” means, the lesser of (a) the difference between (i) the Service Fee Receivables Balance as of the Closing Date and (ii) the Service Fee Receivables Balance as of the sixtieth (60th) day following the Closing Date, or (b) the Company’s Cash as of the Closing Date.
“Authority” means any nation or government, any state, regional, local or other political subdivision thereof, any court or tribunal and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any quasi-governmental or similar entities, including any insurance regulatory authority.

“Base Purchase Price” has the meaning set forth in Section 1.2.
“Business” means the business of (i) underwriting private passenger and commercial automobile insurance policies placed through state assigned risk pools, (ii) underwriting “take-out” automobile insurance policies on a voluntary basis for automobile insurance policies presently in the New York Automobile Insurance Plan and (iii) servicing assigned risk auto insurance policies issued on behalf of insurance companies that “opt out” of assigned risk plans. For the avoidance of doubt, the term “Business” shall not be deemed to include any of the business activities, other than the types of business activities described in clauses (i), (ii) and (iii) of the preceding sentence, in which any of Mendota Insurance Company, Mendakota Insurance Company, Mendakota Casualty Company, Kingsway Amigo Insurance Company, Insurance Management Services Inc., Boston General Agency, Inc., MIC Insurance Agency Inc., KAI Advantage Auto Inc. or Mendota Insurance Agency, Inc. engage as of the date of this Agreement.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.
“Buyer” has the meaning set forth in the preface.
“Buyer Defined Contribution Plan” has the meaning set forth in Section 4.6(d).
“Buyer Indemnitees” has the meaning set forth in Section 6.2(a).
“Buyer’s FSA” has the meaning set forth in Section 4.6(f).
“Cap” has the meaning set forth in Section 6.4(a).
“Cash” means cash and cash equivalents calculated in accordance with the Accounting Principles.
“Cash Payment” has the meaning set forth in Section 1.2.
“Closing” has the meaning set forth in Section 1.7.
“Closing Date” has the meaning set forth in Section 1.7.
“Closing Date Tax Allocation Payment” has the meaning set forth in Section 4.7(g).
“Closing Service Fee Receivables” means the Company’s fee receivables from servicing carriers that were uncollected as of the Closing Date, calculated in accordance with the sample calculation of Working Capital set forth on Exhibit C attached hereto and the Accounting Principles.
“Closing Statement” has the meaning set forth in Section 1.5(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Company” has the meaning set forth in the recitals.
“Company Employee” has the meaning set forth in Section 3.14.
“Company Securities” has the meaning set forth in the recitals.
“Contract” means any agreement, contract, settlement, lease, note, mortgage, indenture, loan agreement, franchise agreement, license or instrument or other legally binding and enforceable commitment.
“Controlling Party” has the meaning set forth in Section 6.5(b).
“Copyrights” means United States and non-U.S. copyrights in works of authorship of any type, including mask works, registrations and applications for registration thereof throughout the world, whether registered or unregistered.
“Debt” means any (a) indebtedness for borrowed money (including, for the avoidance of doubt, any amounts owed by the Company to KAI); (b) obligations evidenced by bonds, notes, debentures or similar instruments; (c) obligations as lessee under capitalized leases; (d) obligations in respect of letters of credit; and (e) any guaranty of any of the foregoing, in each case together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties.
“Debt Amount” means an amount equal to the aggregate amount required to satisfy all Debt of the Company as of the Closing Date.
“Deductible” has the meaning set forth in Section 6.4(a).
“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer on the date hereof. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.
“Earnout Amount” has the meaning set forth in Section 1.8(b).
“Earnout Period” has the meaning set forth in Section 1.8(b).
“Earnout Resolution Period” has the meaning set forth in Section 1.8(c).
“Earnout Statement” has the meaning set forth in Section 1.8(c).
“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), or (d) equity-based plan or arrangement (including, without limitation, any stock option, stock purchase, stock ownership, stock appreciation, restricted unit or restricted stock plan) or other retirement, severance, bonus, profit-sharing, change in control, retention or incentive or other plan or arrangement, in each case whether or not such benefit plan is subject to ERISA.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Enforceability Exceptions” has the meaning set forth in Section 2.1(b).
“Environmental Law” shall mean all applicable Laws concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to aggregate production operations or relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.
“Environmental Permits” means all Permits required to be obtained under Environmental Laws in connection with the operation of the Company’s business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“ERISA Affiliate” means each entity that would be treated together with the Company or any Subsidiary as a single employer within the meaning of Section 414 of the Code.
“Estimated Cash Payment” has the meaning set forth in Section 1.3.
“Estimated Closing Statement” has the meaning set forth in Section 1.3.
“Final Closing Statement” has the meaning set forth in Section 1.5(b).
“Financial Statements” has the meaning set forth in Section 3.6.
“Flex Plan Amount” has the meaning set forth in Section 4.6(f).
“Fundamental Representations” means the representations and warranties set forth in Section 2.1(b) (Authorization of Transaction), Section 2.1(d) (Brokers’ Fees), Section 2.1(e) (Company Securities), Section 2.2(b) (Authorization of Transaction), Section 2.2(d) (Brokers’ Fees), Section 3.1 (Organization, Qualification and Power), Section 3.2 (Capitalization and Subsidiaries), and Section 3.4 (Brokers’ Fees).
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governing Documents” means the articles or certificate of incorporation, or formation, as applicable; the by-laws, regulations or operating agreement, as applicable; trust agreements, instruments and other similar documents governing trusts; and any other instrument governing matters similar to the foregoing, with respect to any Person.
“Indemnified Party” has the meaning set forth in Section 6.5(a).
“Indemnifying Party” has the meaning set forth in Section 6.5(a).
“Intellectual Property” means, collectively, Copyrights, Patents, Trademarks and Technology.
“Intercompany Agreements” has the meaning set forth in Section 3.13(q).
“IT Assets” has the meaning set forth in Section 3.12(f).
“KAI” has the meaning set forth in the preface.
“Knowledge of the Company” or words of similar import, means the actual knowledge of any of Jay Schnoor, Lee Rodrigues, Philip Nezamoodeen, Mike DiVittorio and Carl Veith.
“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.
“Leases” means any lease, sublease, license, concession or other legally binding and enforceable agreement or commitment, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds or uses any Leased Real Property.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.
“Liability” means any liability or obligation (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated).
“Losses” means all losses, damages, costs, expenses and Liabilities of any kind (including court costs and reasonable attorneys’ fees).
“Major Buyout Company” has the meaning set forth in Section 3.19.
“Major Servicing Carrier” has the meaning set forth in Section 3.19.

“Material Adverse Effect” means any development, event, occurrence, fact, effect, condition or change that, individually or in the aggregate, (i) with respect to the Company, has a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of the Company, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to: (a) an event or circumstance or series of events or circumstances affecting (x) the United States (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (y) political conditions generally of the United States or any other country or jurisdiction in which the Company operates or (z) the insurance and insurance services industries generally or the insurance brokerage industry generally; (b) any changes in applicable Law or GAAP, or accounting principles, practices or policies or the enforcement or interpretation thereof; (c) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of assets or property caused by casualty; (d) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (e) the announcement of this Agreement or any of the transaction contemplated hereby; (f) any action that is required or expressly contemplated to be taken by Sellers or the Company under this Agreement, or (g) any action that is taken by Sellers or the Company with Buyer’s written consent; in each case, shall not constitute or be deemed to contribute to a Material Adverse Effect, except in the case of the foregoing clauses (i)(a), (i)(b), (i)(c) and (i)(d) to the extent such effect or change is disproportionately adverse with respect to the Company as compared to other participants in the types of business conducted by the Company; (ii) with respect to Sellers, prevents or materially impedes the ability of Sellers to consummate the transactions contemplated hereby; and (iii) with respect to Buyer, prevents or materially impedes the ability of Buyer to consummate the transactions contemplated hereby.
“Material Contract” has the meaning set forth in Section 3.13.
“Mendota” has the meaning set forth in the preface.
“Most Recent Balance Sheet” means the audited balance sheet of the Company dated as of December 31, 2014, included in the Financial Statements.
“Multiemployer Plan” has the meaning set forth in ERISA §3(37).
“New Employee Benefit Plan” has the meaning set forth in Section 4.6(c).
“NGMC” means National General Management Corp., a Delaware corporation and an Affiliate of Buyer.
“NLF Amendment” means that certain Amendment No. 2 dated March 20, 2015 by and among National Liability & Fire Insurance Company, the Company and Kingsway Financial Services Inc.
“NLF Waiver” means that certain Waiver of Right of First Refusal letter dated March 20, 2015 from National Liability & Fire Insurance Company to Kingsway Financial Services Inc.

“Objections Statement” has the meaning set forth in Section 1.5(b).
“Old Employee Benefit Plan” has the meaning set forth in Section 4.6(c)(i).
“Ordinary Course of Business” means the ordinary course of the Company’s business consistent with past practice.
“Party” or “Parties” has the meaning set forth in the preface.
“Patents” means United States and non U.S. patents, patent applications and statutory invention registrations, and continuation applications of all types, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.
“Permits” means licenses, approvals, consents, permits or authorizations issued by any Authority.
“Permitted Lien” means any of the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business; (e) zoning, building and other generally applicable land use restrictions; and (f) Liens not created by any Seller that affect the underlying fee interest of any leased real property.
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or Authority or other governmental entity.
“Pre-Closing Tax Period” has the meaning set forth in Section 4.7(a).
“Proceeding” means any claim, action, lawsuit, proceeding, investigation, litigation or arbitration pending by or before any Authority or arbitrator.
“Reserved Accounting Firms” means any of PricewaterhouseCoopers, KPMG, McGladrey, Grant Thornton, Crowe Horwath, Marcum, EisnerAmper or Johnson Lambert.
“Sale of the Company” has the meaning set forth in Section 1.8(b).
“Section 338(h)(10) Election” has the meaning set forth in Section 4.7(l).
“Securities Act” means the Securities and Exchange Act of 1933, as amended.
“Seller Indemnitees” has the meaning set forth in Section 6.3.

“Seller Pension Plan” has the meaning set forth in Section 4.6(d).
“Sellers” has the meaning set forth in the preface.
“Sellers’ FSA” has the meaning set forth in Section 4.6(f).
“Service Fee Receivables Balance” means, as of any date, the aggregate uncollected balance of the Closing Service Fee Receivables as of such date.
“Straddle Period” has the meaning set forth in Section 4.7(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target Working Capital” means $5,328,002.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Adjustment” has the meaning set forth in Section 4.7(m).
“Tax Allocation Agreement” has the meaning set forth in Section 4.7(g).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means, collectively, all designs, recipes, formulas, know-how, programs, models, databases, tools, inventions, creations, improvements, works of authorship, and any other embodiment of the above, in any form, whether or not specifically listed herein, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Third Party Claim” has the meaning set forth in Section 6.5(a).
“Trademarks” means United States and non-U.S. trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names, slogans and designs, whether registered or unregistered.
“Transaction Expenses” means any and all (a) legal, accounting and financial advisory transaction related costs, fees and expenses incurred by the Company in connection with this Agreement, (b) payments, bonuses or severance obligations which become due or are otherwise required to be made as a result of the Closing and are required to be paid by the Company and (c) payroll, employment or other Taxes, if any, required to be paid by the Company with respect to the amounts described in clauses (a) and (b).
“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company has been billed for such expenses.
“Transition Services Agreement” has the meaning set forth in Section 5.1(d).
“Working Capital” means an amount equal to (a) the amount of the current assets of the Company, minus (b) the amount of the current Liabilities (excluding Debt included in the Debt Amount) of the Company, in each case as of 12:01 a.m. Eastern Time on the Closing Date, and in each case calculated in accordance with the sample calculation of Working Capital set forth on Exhibit C attached hereto and the Accounting Principles.
“Working Capital Deficit” means the amount by which the Working Capital is less than the Target Working Capital.
“Working Capital Surplus” means the amount by which the Working Capital is greater than the Target Working Capital.
ARTICLE 8
MISCELLANEOUS
8.1    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. For the avoidance of doubt, no Company Employee is an intended beneficiary hereunder, and no Company Employee shall be a third party beneficiary hereunder (including, without limitation, under Section 4.6).
8.2    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
8.3    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
8.4    Press Releases and Public Announcements. No Party to this Agreement nor any Affiliate of such Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto, except as may be required by applicable Law or the rules of any United States or foreign securities exchange on which a Seller or Buyer or any of their respective Affiliates are listed, in which case the Party required to publish such press release or make such public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.
8.5    Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that, in addition to any other remedy to which a Party may be entitled at law or in equity, each Party shall be entitled to seek injunctive or other equitable relief, without any requirement to post any bond or other undertaking, to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity.
8.6    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.
8.7    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.8    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally, by electronic mail or facsimile to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (c) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Seller:	Kingsway America Inc. 150 Pierce Road, 6th Floor Itasca, Illinois 60143 Attention: D. Ann Brooks Fax: (847) 952-7079 Email: abrooks@kingswayfinancial.com
Copy to (which shall not constitute notice):	McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606 Attention: Eric Orsic Fax: (312) 984-7700 Email: eorsic@mwe.com
If to Buyer:	National General Management Corp. 59 Maiden Lane, 38th Floor New York, New York 10038 Attn: Jeffrey Weissmann Facsimile No.: (212) 380-9498 E-mail: Jeffrey.Weissmann@ngic.com
Copy to (which shall not constitute notice):	Locke Lord LLP 750 Lexington Avenue New York, NY 10022 Attn: Geoffrey Etherington Fax: (888) 325-9153 Email: geoffrey.etherington@lockelord.com
Any Party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8.9    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (EITHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HERETO AGREE THAT THE EXCLUSIVE VENUE FOR ANY PROCEEDING HEREUNDER SHALL BE THE STATE AND FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
8.10    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
8.12    Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
8.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all amendments thereto and rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. An item disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed for purposes of any other section of the Disclosure Schedule to the extent that the applicability of such disclosed item to such other section is reasonably apparent.
8.14    Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:
NATIONAL GENERAL HOLDINGS CORP.
By:
Name:
Title:
SELLERS:
KINGSWAY AMERICA INC.
By:
Name:
Title:
MENDOTA INSURANCE COMPANY
By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]